SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-2

PALL CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PALL CORPORATION

2200 Northern Boulevard
East Hills, New York 11548

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 20, 2002

To the Holders of Common Stock:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Pall Corporation, a New York corporation (the “Company”), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Wednesday, November 20, 2002 at 11:00 a.m., local time, for the following purposes:

(1)	to elect four directors for a three-year term; and

(2)	to transact such other business as may properly come before the meeting.

The close of business on October 4, 2002 has been fixed as the record date for the meeting; only shareholders of record at that time are entitled to notice of and to vote at the meeting.

Registered shareholders have the choice of voting their shares either by returning their proxy card by mail or by granting their proxy by telephone or on the internet. Instructions for voting by telephone and the internet are printed on the enclosed proxy card. Shareholders who hold their shares through a nominee, such as a bank or broker, may be able to vote via the internet or telephonically, as well as by mail. These shareholders should follow the instructions they receive from their nominee.

Mary Ann Bartlett
Corporate Secretary and
Assistant General Counsel

October 25, 2002

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please grant your proxy.

Remarks from the annual meeting will be available on the Company’s web site at http://www.pall.com from November 21, 2002 until December 4, 2002.

PALL CORPORATION

2200 Northern Boulevard
East Hills, New York 11548

October 25, 2002

PROXY STATEMENT

      The enclosed proxy card is solicited by the Board of Directors of Pall Corporation, a New York corporation (the “Company”), for use at the annual meeting of shareholders to be held on Wednesday, November 20, 2002, at 11:00 a.m., local time, at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, and at any adjournments thereof (the “meeting”). A map and directions to The Garden City Hotel are printed on the back cover of this proxy statement. Whether or not you plan to attend the meeting, we request that you date and execute the enclosed proxy card and return it in the enclosed postage-paid return envelope, or use the telephone or the internet to grant your proxy and vote.

      The approximate date on which this proxy statement and the enclosed proxy card will be first sent to shareholders is October 25, 2002. The cost of the solicitation of proxy cards in the enclosed form will be borne by the Company. The solicitation is to be made primarily by mail but may be supplemented by telephone calls and personal solicitation by full-time regular employees of the Company, who will not be specially compensated therefor, and by the firm of Georgeson Shareholder Communications Inc., which has been retained for this purpose by the Company and will be paid a fee not to exceed $7,500 for its services plus reasonable out-of-pocket expenses.

VOTING

      Registered shareholders can grant a proxy and vote telephonically or via the internet. Telephone and internet voting instructions are provided on the enclosed proxy card. A control number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you do not choose to vote by telephone or the internet, you may mail your proxy card in the enclosed envelope.

      If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and internet voting will depend on the nominee’s voting processes.

      The shares represented by your properly completed proxy card will be voted in accordance with your instructions marked on it. If your proxy card is properly signed, dated and delivered to us but contains no instructions, the shares represented by your proxy will be voted for the election as directors of the nominees proposed herein. The Board of Directors is not aware of any other matters to be presented for action at the meeting, but if other matters are properly brought before the meeting, shares represented by properly completed proxies received by mail, telephone or the internet will be voted in accordance with the judgment of the persons named as proxies.

      Shareholders have the right to revoke their proxies at any time before a vote is taken, by notifying the Corporate Secretary of the Company in writing at the address given above. In addition, a shareholder may revoke a proxy (1) by executing a new proxy card bearing a later date or by voting by telephone or the internet at a later date, provided the new proxy is received by Equiserve (which will have a representative present at the meeting) before the vote, (2) by attending the meeting and voting in person, or (3) by any other method available to shareholders by law.

      The close of business on October 4, 2002 has been fixed as the record date for the meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock of the Company outstanding is common stock, par value $.10 per share (the “Common Stock”). There were 122,835,795 shares of Common Stock outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each share held. The holders of a majority of the shares issued and outstanding on the record date, present in person or represented by proxy received by mail, telephone or the internet, will constitute a quorum at the meeting.

BOARD OF DIRECTORS

NOMINEES FOR ELECTION *for Term Expiring 2005*

Abraham Appel[2,3,5]
President,
Appel Consultants, Inc.
Founder Director of
Pall Corporation.
Director since 1969.

Ulric Haynes, Jr.[3,5]
Executive Dean for
University International
Relations at Hofstra University.
Director since 1994.

Jeremy Hayward-Surry[1]
President of
Pall Corporation.
Director since 1993.

Dr. Edwin W. Martin, Jr.[3,4]
President Emeritus,
The National Center for
Disability Services.
Director since 1993.

DIRECTORS *Term Expiring 2003*

Daniel J. Carroll, Jr.[2,3,5]
Former Chief Operating
Officer of Lucent Technologies'
Business Communications
Systems. Director since 1999.

Eric Krasnoff[1]
Chairman and
Chief Executive Officer of
Pall Corporation.
Director since 1994.

Dr. Edward L. Snyder[4]
Professor/Associate Chair,
Yale University School
of Medicine and
Yale-New Haven Hospital.
Director since 2000.

Dr. James D. Watson
President,
Cold Spring Harbor Laboratory.
Director since 1988.

DIRECTORS *Term Expiring 2004*

John H.F. Haskell, Jr.[4,5]
Senior Advisor,
UBS Warburg LLC.
Director since 1998.

Katharine L. Plourde[2,5]
Private Investor and
Independent Director.
Director since 1995.

Heywood Shelley[1,4]
Practicing Attorney
with the firm of
Carter, Ledyard & Milburn.
Director since 1990.

Edward Travaglianti[2]
Former Chairman and
Chief Executive Officer of
European American Bank.
Director since 2001.

Board Committees: (1) Executive, (2) Audit, (3) Compensation, (4) Nominating, (5) Planning and Governance

ELECTION OF DIRECTORS

      Four directors are to be elected at the meeting for a three-year term. The Nominating Committee of the Board of Directors has nominated Abraham Appel, Ulric Haynes, Jr., Jeremy Hayward-Surry and Dr. Edwin W. Martin, Jr. for three-year terms. All of the nominees are presently directors of the Company. The Board of Directors recommends to shareholders that these nominees be elected. Although it is not anticipated that any of the nominees will become unavailable for election before the meeting, in that event the persons named as proxies on the enclosed proxy card will have the right, at their discretion, to vote all properly completed proxies (received by mail, telephone or the internet) for such substitute candidate, if any, as may be nominated by the Board of Directors.

      Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more of the nominees named above and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the meeting. A broker who is the record owner of shares of Common Stock beneficially owned by a customer will have discretionary authority to vote such shares if the broker has not received voting instructions from the beneficial owner by the tenth day before the meeting, provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the meeting.

      Set forth below is information with respect to the nominees and each other present director of the Company continuing in office after the meeting. The principal occupations of each director and nominee during at least the past five years are described in the paragraphs following the table.

			Service as	Present
		Position and offices	director	term
Name	Age	with the Company**	since	expires

Eric Krasnoff	50	Chairman and Chief Executive Officer and Director	1994	2003
Jeremy Hayward-Surry*	59	President and Director	1993	2002
Abraham Appel*	87	Founder Director	1969	2002
Daniel J. Carroll, Jr.	57	Director	1999	2003
John H.F. Haskell, Jr.	70	Director	1998	2004
Ulric Haynes, Jr.*	71	Director	1994	2002
Edwin W. Martin, Jr.*	71	Director	1993	2002
Katharine L. Plourde	50	Director	1995	2004
Heywood Shelley	75	Director	1990	2004
Edward L. Snyder	56	Director	2000	2003
Edward Travaglianti	54	Director	2001	2004
James D. Watson	74	Director	1988	2003

*	Nominee for election at the meeting.

**	Messrs. Appel and Carroll are members of the Audit, the Compensation and the Planning and Governance Committees of the Board of Directors. Mr. Haskell is a member of the Nominating and the Planning and Governance Committees. Mr. Haynes is a member of the Compensation and the Planning and Governance Committees. Mr. Krasnoff and Mr. Hayward-Surry are members of the Executive Committee. Dr. Martin is a member of the Compensation and the Nominating Committees. Ms. Plourde is a member of the Audit and the Planning and Governance Committees. Mr. Shelley is a member of the Executive and the Nominating Committees. Dr. Snyder is a member of the Nominating Committee. Dr. Watson was a member of the Audit Committee until October 3, 2002; on that date, Dr. Watson retired from that Committee and Mr. Travaglianti was elected his successor.

      Mr. Krasnoff has been Chairman and Chief Executive Officer of the Company since July 1994.

      Mr. Hayward-Surry has been President of the Company since July 1994. He was also Treasurer and Chief Financial Officer of the Company from November 1992 to January 1998. Mr. Hayward-Surry is a director of V.I. Technologies, Inc.

      Mr. Appel is President and Chief Executive Officer of A. Bram Appel Consultants Inc., located in Toronto, Ontario, which manages family investments in private companies and equity securities. Mr. Appel was a major source of financing of the Company in the early years after its founding in 1946.

      Mr. Carroll was Chief Operating Officer from January 1998 to November 2000, and also Vice President Business Operations from May 1999 to November 2000, of the Business Communications Systems Unit of Lucent Technologies Inc., Basking Ridge, New Jersey. Before January 1998, he held a number of executive positions with AT&T Corp. until the spin-off of Lucent Technologies Inc. from AT&T Corp. in October 1996. Thereafter, Mr. Carroll was Vice President — Product Realization of the Business Communications Systems Unit of Lucent Technologies Inc. until December 1996, and Vice President — Large Business Markets and Global Provisioning Organization of the Business Communications Systems Unit of Lucent Technologies Inc. from December 1996 until January 1998. Mr. Carroll retired from his employment with Lucent in November 2000.

      Mr. Haskell has been, for more than the past five years, an investment banker and advisor with the investment banking firm of UBS Warburg LLC and its predecessors. UBS Warburg acts as financial advisor to the Board of Directors of the Company from time to time, most recently in connection with the Company’s acquisition of the Filtration & Separations Group of United States Filter Corporation. Mr. Haskell is a director of AXA Financial, Inc. and of The Equitable Life Assurance Society of the United States, Inc., a wholly-owned subsidiary of AXA Financial, Inc. He is also a director of Security Capital Corporation.

      Mr. Haynes, who was the U.S. Ambassador to Algeria in 1977-1981, has been Executive Dean for University International Relations at Hofstra University, Hempstead, New York, since September 1996. Prior thereto, he was Dean of the Business School at Hofstra University.

      Dr. Martin was Associate and Deputy U.S. Commissioner of Education from 1969 to 1979 and Assistant Secretary of Education from 1979 to 1981. He was President and Chief Executive Officer of the National Center for Disability Services, a complex of non-profit agencies, until November 1994 and since then has been President-Emeritus and a Trustee. He is a Director of Roslyn Bancorp and Interboro Indemnity Mutual Insurance Company.

      Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing and serving on the board of directors of the Company and of several not-for-profit organizations. Ms. Plourde is also a director of OM Group Inc.

      Mr. Shelley has been a practicing attorney with the firm of Carter, Ledyard & Milburn, New York, New York for more than the past five years. The firm acts as legal counsel to the Company.

      Dr. Snyder’s principal occupations are with the Yale University School of Medicine and Yale-New Haven Hospital, both in New Haven, Connecticut. At the University, Dr. Snyder is Professor of Laboratory Medicine and Vice Chairman/ Associate Chair for Clinical Affairs of the Department of Laboratory Medicine. At the Hospital, Dr. Snyder is director of Blood Bank/ Apheresis Service and Assistant Chief/ Associate Chair for Clinical Affairs at the Department of Laboratory Medicine. Dr. Snyder also has Appointed Consultant status with the Food and Drug Administration Medical Devices Advisory Committee — Hematology and Pathology Devices Panel, and is a past president of the American Association of Blood Banks.

      Mr. Travaglianti brings 32 years of commercial banking experience to the Company. Most recently, he was President of Commercial Markets at Citibank, N.A., with responsibility for the bank’s nationwide Middle Market and Small Business activities. He joined Citibank in July 2001 when Citibank acquired European American Bank (EAB). Prior to the acquisition, Mr. Travaglianti was, from July 1995, Chairman and Chief Executive Officer of EAB, a $16 billion commercial bank headquartered in Uniondale, Long Island, with approximately 100 branches throughout the greater New York metropolitan area. In October 2002, Mr. Travaglianti retired from Citibank. In addition to serving on the Board of Directors of the Company, Mr. Travaglianti chairs and serves as a board director of several not-for-profit organizations.

      Dr. Watson has been, for more than the past five years, President of the Cold Spring Harbor Laboratory, a biomedical research institution specializing in genetics. Dr. Watson and a colleague won the Nobel Prize in medicine in 1962 for determining that the molecular structure of DNA is a double-helix, which made possible the dramatic developments relating to DNA which have followed that discovery. Dr. Watson was a prime mover in the establishment of the federal government’s human genome project and headed that project for a number of years from its inception. Dr. Watson is a director of Diagnostic Products Corporation.

      There were seven meetings of the Board of Directors of the Company in fiscal 2002. During fiscal 2002, each director attended not less than 75% of the aggregate number of meetings of the Board and of the Board committee or committees on which he or she served.

Board Committees

      The Executive Committee of the Board is authorized to act on most Board matters during the intervals between meetings of the full Board. The Executive Committee did not meet in fiscal 2002 but took a number of actions by unanimous written consent.

      The Compensation Committee has the power and duty to adopt, amend and terminate any management employee benefit plan (subject to shareholder approval when required), to fix the compensation of senior officers of the Company and to authorize and approve the making of employment contracts between the Company and its senior officers. The Committee also administers the Company’s stock option plans, Management Stock Purchase Plan and Executive Incentive Bonus Plan. The Compensation Committee met once in fiscal 2002 and in addition took a number of actions by unanimous written consent.

      The Nominating Committee has the power and duty to develop policy on the size and composition of the Board of Directors and criteria for director nomination, to establish procedures for the nomination process, to identify and recommend candidates for election to the Board, and to evaluate the participation and contribution of Board members. The Nominating Committee met once in fiscal 2002. The Nominating Committee will consider nominees for director recommended by shareholders. The procedure to be followed by a shareholder in submitting such recommendations is to send the Corporate Secretary a letter making the recommendation and describing fully the education, business experience and other qualifications of the person recommended.

      The Planning and Governance Committee has the power and the duty to study and make recommendations to the Board and/or management with respect to planning, including but not limited to long-range or strategic planning; corporate governance issues, including the organization, practices and performance of the Board and its committees, and the performance of directors in both their Board and any executive capacity with the Company, as well as the Company’s executive resources and management development and succession plans. The Planning and Governance Committee met three times in fiscal 2002.

      The duties and responsibilities of the Audit Committee include, among other things, oversight of the Company’s Compliance and Ethics Program, identification of significant public policy issues and the Company’s policy and practices with respect thereto to ensure that they are consistent with the Company’s social responsibility, review of the Company’s financial statements, consideration of the nature and scope of the work to be performed by the Company’s independent auditors, oversight of the results of such work, review of such auditors’ letters to management which evaluate (as part of their annual audit of the Company’s financial statements) the internal control systems of the Company, discussions with management of particular areas of the Company’s operations, and meeting with the Company’s internal audit managers to review their plans and to discuss internal audit reports. The duties and responsibilities of the Audit Committee are set forth in greater detail in the Audit Committee Charter, which was adopted by the Board and was appended to the Company’s 2001 annual meeting proxy statement.

      The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee met eight times during fiscal 2002, including four meetings by telephone conference call.

Audit Committee Report

      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The firm of KPMG LLP, the Company’s independent auditors, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

      In the performance of its duties for fiscal 2002, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). In addition, the Committee has received written disclosures and the letter from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered whether the provision of certain non-audit services to the Company by the independent auditors (see Information Concerning Independent Auditors below) is compatible with maintaining the auditors’ independence, and has discussed with KPMG LLP that firm’s independence.

      Based upon the review and discussions described in this report, the Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2002 to be filed with the Securities and Exchange Commission.

Respectfully submitted,

Abraham Appel
Daniel J. Carroll, Jr.
Katharine L. Plourde
James D. Watson

Compensation of Directors

      For serving on the Board of Directors, each director of the Company who is not an employee of the Company is paid $2,000 a month plus $2,500 for each meeting of the Board and Board committees personally attended and, effective January 28, 2002, $1,000 for participation in each meeting of the Board and Board committees held by telephone conference call. Each member of the Audit Committee is paid an additional $500 a month, and Mr. Shelley is paid an additional $750 a month for his service on the Executive Committee. The two directors who are Company employees receive no additional compensation for serving as directors.

      The Company and its officers and directors are insured under an insurance policy dated August 1, 2002 with Vigilant Insurance Company with respect primarily to liability arising from the performance by officers and directors of their corporate duties. The Company pays the premium, which is currently $310,000 per year. The Company and its officers and directors are also insured under three excess insurance policies, each dated August 1, 2002, with National Union Fire Insurance Company of Pittsburgh, Pennsylvania, Twin City Fire Insurance Company and Lumberman’s Mutual Casualty Company with respect to liability arising from the performance by officers and directors of their corporate duties. The total annual premium paid by the Company for these three policies is currently $573,500 per year.

      Under the Company’s 2001 Stock Option Plan for Non-Employee Directors approved by shareholders at last year’s annual meeting (the “2001 Director Plan”), the “Granting Date” is January 5th in each year (or if

January 5th is not a trading day on the New York Stock Exchange, then the first trading day thereafter). On each Granting Date, each Non-Employee Director who was elected a director of the Company by shareholders for the first time at the annual meeting of shareholders next preceding such Granting Date is automatically granted an option on 12,000 shares. On the Granting Date in 2002 and in every second year thereafter, each person who is a Non-Employee Director on such Granting Date and who is not entitled to a 12,000-share grant on such Granting Date as a newly elected director is granted an option on 7,500 shares. The exercise price of each option granted under the 2001 Director Plan is the fair market value, on the date of the grant, of the shares of Common Stock subject to such option. Each option becomes exercisable in four substantially equal installments on each of the first four anniversary dates of the date of grant and expires on the tenth anniversary of the date of grant.

      On January 7, 2002 (the Granting Date in 2002) an initial option to purchase 12,000 shares of Common Stock was granted to Mr. Travaglianti, and options to purchase 7,500 shares of Common Stock were granted to Ms. Plourde and Messrs. Appel, Carroll, Haskell, Haynes, Martin, Shelley and Watson. The per share exercise price of all these options is $24.27.

COMPENSATION AND OTHER BENEFITS OF SENIOR MANAGEMENT

      The following table sets forth information concerning the total compensation of the Chief Executive Officer of the Company and the four other executive officers who had the highest individual aggregates of salary and bonus (whether paid in cash or restricted stock units) during the Company’s fiscal year ended August 3, 2002. These five persons are hereinafter referred to collectively as the “Named Executive Officers.”

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Restricted	Securities	All Other
	Fiscal			Stock	Underlying	Compensa-
Name and Principal Position	Year	Salary(a)	Bonus(b)	Units(c)	Options(#)	tion(d)

Eric Krasnoff	2002	$679,778	$169,945	$33,340	—	$48,215
Chairman and	2001	640,068	556,859	36,214	180,000	85,958
Chief Executive Officer	2000	581,880	581,880	351,933	—	45,414
Jeremy Hayward-Surry	2002	464,492	87,092	14,347	—	27,915
President	2001	437,372	285,385	15,584	75,000	57,628
	2000	371,644	298,233	179,161	—	37,153
Donald Stevens	2002	309,142	-0-	170,797	—	20,291
Executive Vice President	2001	245,828	89,485	197,050	50,000	32,677
	2000	163,000	72,800	251,885	—	23,412
John Adamovich, Jr.	2002	292,626	55,761	44,450	—	12,251
Group Vice President, Chief	2001	274,040	182,724	44,371	45,000	27,162
Financial Officer and Treasurer	2000	260,000	200,200	112,114	—	13,079
Samuel Wortham	2002	286,783	50,187	7,959	—	28,019
Group Vice President	2001	270,036	148,574	8,646	35,000	45,314
	2000	237,588	166,312	58,497	—	37,878

(a)	The dollar amounts in this column do not include the following amounts of salary which the Named Executive Officers elected to receive in the form of restricted stock units under the Management Stock Purchase Plan (the “Management Plan”) as follows: In fiscal 2000, Mr. Hayward-Surry — $26,000, Mr. Stevens — $45,000 and Mr. Adamovich — $26,000; in fiscal 2001, Mr. Stevens — $48,048 and Mr. Adamovich — $26,000; and in fiscal 2002, Mr. Stevens — $52,000 and Mr. Adamovich — $26,000. These amounts are included in the dollar amounts shown in the “Restricted Stock Units” column of the table for the respective fiscal years. (See Compensation Committee Report on Executive Compensation — The Management Stock Purchase Plan for information about the Management Plan.)

(b)	The dollar amounts in this column do not include the amounts of bonuses that Mr. Stevens elected to receive in the form of restricted stock units under the Management Plan, as follows: $72,800 in fiscal 2000; $89,485 in fiscal 2001 and $63,200 in fiscal 2002. These amounts are included in the dollar amounts shown in the “Restricted Stock Units” column of the table for the respective fiscal years.

(c)	Each dollar amount in this column for a fiscal year is the sum of (1) the amount shown in footnote (a) of the Named Executive Officer’s salary for the same fiscal year which he elected to receive in the form of restricted stock units under the Management Plan, (2) the amount of his bonus shown in footnote (b) for the same fiscal year which he elected to receive in the form of restricted stock units under the Management Plan, and (3) the aggregate of the dollar values on the dates of grant (based on the closing prices for a share of Common Stock on those dates) of additional restricted stock units awarded to such Named Executive Officer under the Management Plan during the same fiscal year as one-time initial awards, as matching units for units he purchased, and as dividend equivalent units on all restricted stock units outstanding on the payment dates of dividends on the Common Stock. The aggregate number of restricted stock units held by each Named Executive Officer at the Company’s fiscal 2002 year-end (August 3, 2002), and the value of such units (based on the $16.49 closing price of a share of Common Stock on August 2, 2002) were as follows: Mr. Krasnoff — 56,521 units ($932,031); Mr. Hayward-Surry — 24,322 units ($401,070); Mr. Stevens — 38,338 units ($632,189); Mr. Adamovich — 18,001 units ($296,236); and Mr. Wortham — 13,492 units ($222,483).

(d)	Includes amounts which, under regulations of the Securities and Exchange Commission, are deemed to be compensation by reason of interest-free loans made by the Company for the payment of the exercise price of options under the Company’s employee stock option plans (see Indebtedness of Executive Officers and Directors under Stock Option Plans below). Such amounts, computed under rates prescribed by the Internal Revenue Service to determine “imputed interest”, were as follows in fiscal 2002: Mr. Krasnoff — $10,317; Mr. Hayward-Surry — $6,995; Mr. Stevens — $6,450; and Mr. Wortham — $18,070. Also includes employer contributions under the Company’s Profit-Sharing Plan and Supplementary Profit-Sharing Plan, which contributions for fiscal 2002 were as follows: Mr. Krasnoff — $37,898; Mr. Hayward-Surry — $20,920; Mr. Stevens — $13,841; Mr. Adamovich — $12,251; and Mr. Wortham — $9,949.

Options

      No options were granted to the Named Executive Officers during fiscal 2002. The following table sets forth information concerning exercises of stock options by the Named Executive Officers during fiscal 2002, and the number and value of unexercised options held by each of them at August 3, 2002:

Aggregated Option Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

			Number of securities		Value of unexercised
			underlying unexercised		in-the-money options
			options at fiscal year-end		at fiscal year-end
	Shares acquired	Value
Name	on exercise(#)	realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric Krasnoff	-0-	-0-	360,000	180,000	-0-	-0-
Jeremy Hayward-Surry	-0-	-0-	150,000	75,000	-0-	-0-
Donald Stevens	-0-	-0-	68,750	46,250	-0-	-0-
John Adamovich, Jr.	67,500	$213,094	22,500	45,000	-0-	-0-
Samuel T. Wortham	-0-	-0-	65,000	35,000	-0-	-0-

(1)	Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

Contracts with Named Executive Officers

      The Company has employment contracts with each of the Named Executive Officers. Each of these contracts provides for annual base salaries equal to the greater of (i) the base salary for the preceding fiscal year adjusted for the annual change in the consumer price index or (ii) an amount fixed by the Board of Directors (which acts for this purpose by its Compensation Committee, consisting entirely of Non-Employee Directors). The base salaries payable for fiscal 2003, as fixed by the Compensation Committee, are as follows: Mr. Krasnoff — $700,262; Mr. Hayward-Surry — $473,958; Mr. Stevens — $368,481; Mr. Adamovich — $331,356; and Mr. Wortham — $292,594. These contracts also provide for annual incentive bonuses determined by a formula under which a bonus equal in amount to a percentage of base salary becomes payable if the Company’s return on equity (after-tax consolidated net income, as defined, as a percentage of average shareholders’ equity, as defined) exceeds a certain percentage; the bonus increases to reflect increases in return on equity up to a maximum bonus payable when return on equity equals or exceeds a certain percentage. Mr. Wortham’s bonus also includes a component based on the results of operations of the business segment of the Company for which he is responsible. See Compensation Committee Report on Executive Compensation — Annual Incentive Bonuses.

      Each of these five employment contracts is for a term of employment which will continue until terminated by either party on not less than two years’ notice except that, unless the parties agree otherwise, the term of employment ends at age 65. In addition, Mr. Krasnoff has the right to terminate his employment on not less than 30 days’ notice if at any time he no longer has the title, authority and duties of chief executive officer. Under each of these five employment contracts, in the event of a “change in control” of the Company (as defined), the officer has the right to terminate his employment effective immediately or effective on a date specified in his notice of termination that is not more than one year from the date of giving of such notice. Upon any such termination, the officer would be entitled to his salary and bonus compensation prorated to the effective date of termination. In addition, in the event of termination (i) by Mr. Krasnoff because he is no longer chief executive officer or (ii) by Mr. Krasnoff or Mr. Hayward-Surry in the event of a change in control of the Company or (iii) by the Company on notice as described in the first sentence of this paragraph, Mr. Krasnoff would become entitled to two years’ severance pay and Mr. Hayward-Surry would become entitled to one year’s severance pay. The amount of such severance pay would be the sum of the minimum base salary and the maximum incentive bonus in the fiscal year of termination, determined under the contract provisions described in the preceding paragraph. The officer would have the option of either taking such severance pay in installments at the times at which the base salary and incentive bonus would have been paid had his employment not been terminated, or taking a lump sum equal to the present value of such payments at the effective date of the termination of his employment.

      The contracts with Messrs. Krasnoff and Hayward-Surry also provide for an “Annual Contract Pension” beginning at the end of the term of employment except that if the officer is entitled to severance pay as described in the preceding paragraph, the Annual Contract Pension does not commence until the end of the period covered by such severance pay — two years after the end of the term of employment as to Mr. Krasnoff and one year as to Mr. Hayward-Surry. The Annual Contract Pension is for a term of ten years as to Mr. Krasnoff and five years as to Mr. Hayward-Surry and is in an annual amount equal to 60% of “Final Pay” (as defined) less (i) in the case of Mr. Krasnoff, the maximum pension payable under a qualified pension plan in accordance with Section 415 of the Internal Revenue Code, currently $160,000 a year, and (ii) in the case of Mr. Hayward-Surry, the amount payable to him annually, as an annuity for his lifetime only, under the Company’s Cash Balance Plan, a qualified pension plan described below under Pension Plans. Final Pay is defined as the average of the officer’s cash compensation (base salary plus incentive compensation and any other bonus payments) for the three years in which his compensation was highest out of the five years preceding the end of his employment with the Company. Based on fiscal years through fiscal 2002, Final Pay would be $1,071,747 as to Mr. Krasnoff and $656,739 as to Mr. Hayward-Surry. After the first year, the Annual Contract Pension is adjusted annually for inflation. The contracts with Messrs. Krasnoff and Hayward-Surry also provide for lifetime medical coverage for the Executive and his spouse consisting of the same coverage and benefits as are provided under the hospitalization, medical and dental plans maintained by the Company for its U.S. employees who are not covered by a collective bargaining agreement (the “Company’s

Medical Plans”), and which are in effect immediately prior to the end of the Executive’s term of employment by the Company. However, if prior to the end of the term of employment any of the Company’s plans is amended following the occurrence of a change in control to eliminate or reduce the benefits provided thereunder, such elimination or reduction shall not apply to the post-retirement medical coverage provided under these employment contracts. In addition, if at any time after the end of the Executive’s term of employment any of the Company’s Medical Plans is amended to add any coverage or benefit, such added coverage or benefit shall be included in the medical coverage to be provided to the Executive and his spouse under these employment contracts. Also, at the start of the 30-day period preceding the end of the term of employment under the contracts with Messrs. Krasnoff and Hayward-Surry, the exercisability of any employee stock options that are not yet fully vested is accelerated and such options can be exercised in full during such 30-day period and thereafter until they expire by their terms.

Pension Plans

      The Named Executive Officers are participants in the Pall Corporation Cash Balance Pension Plan (the “Cash Balance Plan”), a defined benefit plan qualified under the Internal Revenue Code. Benefits under the Cash Balance Plan are determined pursuant to a benefit formula under which, at the end of each plan year, each participant’s account is credited with two types of credits: (a) interest credits, equal to the rate of interest on one-year Treasury securities for the month of June immediately preceding the calendar year in which the participant’s account is to be credited, and (b) for each participant who has 1,000 hours of service with the Company during the year in which his or her account is to be credited, an amount equal to 2.5% to 5% of the participant’s covered compensation, the applicable percentage within that range depending on his or her age and years of service to the Company as of the beginning of the plan year. Participants who have attained age 50 and who have at least 10 years of service with the Company as of August 1, 1999 will receive additional “transition credits” equal to 2% of their compensation each year. Messrs. Hayward-Surry, Stevens and Wortham currently qualify for transition credits. Covered compensation under the Cash Balance Plan is total compensation, including bonuses and overtime but excluding stock options and contributions to all benefit programs. For fiscal 2002, the maximum amount of any participant’s covered compensation which could be taken into account under the Cash Balance Plan for the purpose of computing that participant’s benefits was limited by the Internal Revenue Code to $170,000.

      Under the Company’s Supplementary Pension Plan (which is not a qualified plan under the Internal Revenue Code), additional pension benefits are provided to certain employees, including the Named Executive Officers. The Supplementary Pension Plan provides lifetime pension payments which, when added to primary Social Security benefits and assumed straight life annuity payments from the Cash Balance Plan, will on an annual basis equal 50% of a participant’s “Final Average Compensation,” which is defined as the average of the three highest of the participant’s last five years of cash compensation (salary and bonus). If a participant vested under the Supplementary Pension Plan dies before retirement, his surviving spouse receives a lifetime pension equal to 50% of the straight-life-annuity pension which the participant would have been entitled to receive upon retirement. Currently, Final Average Compensation (based on fiscal years through fiscal 2002) for the Named Executive Officers would be as follows: Mr. Krasnoff — $1,071,747; Mr. Hayward-Surry — $656,739; Mr. Stevens — $420,169; Mr. Adamovich — $447,787; and Mr. Wortham — $393,596.

Benefits Protection Trust

      The Company has established a Benefits Protection Trust to which it makes voluntary contributions to fund, inter alia, the Company’s obligations under the Supplementary Pension Plan and the Supplementary Profit-Sharing Plan (see Compensation Committee Report on Executive Compensation — Supplementary Profit-Sharing and Pension Plans) and the Company’s obligation to pay the Annual Contract Pension provided for under the employment agreements in effect with Messrs. Krasnoff and Hayward-Surry described above. In the event of a “change in control” of the Company (as defined in the trust agreement), the trust fund must thereafter be used to satisfy the abovementioned obligations. The balance in the Benefits Protection Trust at the end of fiscal 2002 was $27,670,494.

Indebtedness of Executive Officers and Directors under Stock Option Plans

      Under options granted to executive officers and directors under the Company’s stock option plans and exercised prior to July 30, 2002 (the date of enactment of the Sarbanes-Oxley Act of 2002), optionees could elect to make installment payments of the purchase price of the Common Stock upon their exercise of options and thereby became indebted to the Company for unpaid installments. (All of the Company’s stock option plans have been approved by shareholders.) The following table sets forth certain information with respect to all executive officers and directors who were indebted to the Company under the stock option plans in an amount in excess of $60,000 at any time from the start of the Company’s 2002 fiscal year to October 1, 2002. The second column of the table shows the largest amount of indebtedness outstanding during that period by each of such executive officers and directors, and the last column shows the principal amount outstanding as of October 1, 2002. All of the indebtedness shown in the table is non-interest-bearing and payable on demand.

	Amount of Indebtedness

	Largest	October 1, 2002

Jeremy Hayward-Surry	$282,972	$105,822
Eric Krasnoff	229,780	-0-
John Miller	182,708	182,708
Heywood Shelley	109,533	109,533
Donald Stevens	170,198	117,815
James Watson	523,750	523,750

Compensation Committee Report on Executive Compensation

      The Company’s compensation program for executive officers consists of four parts:

      1. base salary;

      2. annual incentive bonus;

      3. stock options and other stock-based compensation; and

      4. supplementary profit-sharing and pension plans.

      The program is based on the Company’s overall philosophy of providing a balanced, competitive total compensation package. This Committee believes that such a program enables the Company to attract and retain highly qualified professionals and to reward sustained corporate performance, with the attendant benefit to shareholders.

Base Salary

      The Company maintains a conservative policy on base salaries. Overall, base salaries are targeted at the median, or 50th percentile, of those paid by comparable technical/engineering oriented industrial companies of similar size (hereinafter referred to as the “market” or “marketplace”). Any significant variation from the median is intended to reflect specific differences in the role and responsibilities of a particular position, as well as the individual’s job experience and/or performance.

      The Company retains the services of Watson Wyatt Worldwide (“Watson Wyatt”), an independent executive compensation consultant, to evaluate the cash compensation levels of the Company’s executive officers (currently nine U.S.-based and five overseas). Watson Wyatt makes detailed evaluations biennially, in the spring of every second year, utilizing published compensation survey data in assessing the Company’s compensation competitiveness relative to the marketplace. Watson Wyatt determines the marketplace by extracting data cuts from broad-based compensation surveys, including surveys conducted by Watson Wyatt and by other executive compensation consulting firms. These surveys provide data for a broad group of comparable general industry companies and technical/engineering oriented manufacturing companies.

      Employment contracts with executive officers call for a minimum annual increase in base salary equal to the June-to-June percentage increase in the consumer price index (the CPI). For fiscal 2002, this minimum mandatory increase was 3.462%, based on the CPI increase from June 2000 to June 2001. With the CPI increase as a floor, the Compensation Committee adjusted base salaries for fiscal 2002, as it does each year, to reflect individual performance for the past year, internal relationships and marketplace practices as shown by data supplied by Watson Wyatt. Base salary increases for fiscal 2002 were 4% for three non-U.S. executive officers and 4.2% for nine U.S. executive officers. In addition, one executive officer received an increase of 14% to bring him up to the level of his peer group (group vice presidents), and two executive officers received increases of 13% and 18% to reflect promotions.

Annual Incentive Bonuses

      On July 17, 2001 the Compensation Committee adopted the Executive Incentive Bonus Plan (the “Bonus Plan” or the “Plan”), subject to shareholder approval, which was obtained at the Annual Meeting of Shareholders held on November 14, 2001. The impetus for the Bonus Plan was Section 162(m) of the Internal Revenue Code (the “Code”), which provides that compensation of a Named Executive Officer (the chief executive officer and the next four most highly compensated officers) is not deductible by a corporation for federal income tax purposes to the extent that such officer’s compensation exceeds $1 million for any fiscal year. However, “performance-based compensation” that meets certain requirements of Section 162(m) and the regulations thereunder is exempt from the $1 million limitation on deductibility for tax purposes. See Policy Regarding $1,000,000 Limit on Deductible Compensation below.

      The Bonus Plan covers those senior officers of the Company who have employment agreements with the Company which provide that the officer is eligible to receive annual bonuses under the Bonus Plan. During fiscal 2002, there were ten officers participating in the Bonus Plan, consisting of the Company’s Chairman and Chief Executive Officer, President, Chief Financial Officer, one Executive Vice President, one Group Vice President, and five Senior Vice Presidents who are members of the Company’s Operating Committee. In the future, officers who are promoted or hired to these positions will be eligible to receive annual bonuses under the Bonus Plan.

      The first element for determining the amount of the bonus payable to an executive for a fiscal year under the Bonus Plan is the executive’s “Target Bonus Percentage,” which is the maximum bonus payable to the executive for the year, expressed as a percentage of the executive’s base salary. Such percentage is specified in the executive’s employment agreement. During fiscal 2002, the Target Bonus Percentages were 100% for the Chief Executive Officer, 75% for the President and 70% for the Chief Financial Officer, the Executive Vice Presidents, the Group Vice President and the Senior Vice Presidents. However, the Target Bonus Percentage for executives who were in charge of a segment of the Company’s business was 28% of base salary. These executives were entitled to an additional “business segment” bonus of up to 42% of base salary as described below. Business segment bonuses are not calculable or payable under the Bonus Plan. Among the current Named Executive Officers, only Mr. Wortham has a business segment bonus.

      Base salaries of executives participating in the Bonus Plan are fixed annually by the Compensation Committee. The base salaries for fiscal 2002 of the five Named Executive Officers are shown in the Summary Compensation Table above (see the “Salary” column and the footnote thereto). Employment agreements with executives may be amended or replaced from time to time with the approval of the Compensation Committee. Thus, both the amount of annual base salaries and any amendments to employment agreements, including Target Bonus Percentages therein, require approval of the Compensation Committee. However, the Bonus Plan as in effect for fiscal 2002 provided that the amount of the bonus otherwise payable under the Plan to any executive for any fiscal year could not exceed the lesser of $1.0 million or 100% of the executive’s base salary for the year.

      The second element for determining bonus amounts under the Plan is the establishment by the Compensation Committee for each fiscal year of a “Minimum R.O.E. Target” and a “Maximum R.O.E. Target”. The Minimum R.O.E. Target for a fiscal year is the “Return On Equity” (as defined below) that must be exceeded in order for any bonus to be paid at all to each executive for that year. The Maximum

R.O.E. Target means the Return On Equity that must be achieved in order for each executive to receive his maximum bonus based on his Target Bonus Percentage.

      If Return On Equity is more than the Minimum R.O.E. Target and less than the Maximum R.O.E. Target, the bonus payable is a pro rata amount of the executive’s Target Bonus Percentage (subject to the Committee’s discretion to adjust the bonus amount as described below).

      Return On Equity means the percentage determined by dividing “Net Earnings” for a fiscal year by “Average Equity” for that year. Net Earnings for any fiscal year is the after-tax consolidated net earnings of the Company and its subsidiaries as certified by the Company’s auditors for inclusion in the annual report to shareholders, adjusted to eliminate any decreases in or charges to earnings for (a) the effect of foreign currency exchange rates, (b) any acquisitions, divestitures, discontinuance of business operations, restructuring or any other special charges, (c) the cumulative effect of any accounting changes, and (d) any “extraordinary items” as determined under generally accepted accounting principles, to the extent that such decreases or charges referred to in clauses (a) through (d) of this paragraph are separately disclosed in the Company’s annual report for the year.

      Average Equity for any fiscal year means the average of shareholders’ equity as shown in the annual report in the fiscal year-end consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and as of the end of the immediately preceding fiscal year, except that any amounts shown on those balance sheets as “accumulated other comprehensive” income or loss are disregarded.

      The Compensation Committee may, in its discretion, reduce the amount of the bonus otherwise payable to any executive in accordance with the formula described in the preceding paragraphs

•	to reflect any decreases in or charges to earnings that were eliminated in determining Net Earnings for the year pursuant to clause (a), (b), (c) or (d) in the definition of Net Earnings above,

•	to reflect any credits to earnings for extraordinary items of income or gain that were taken into account in determining Net Earnings for the year,

•	to reflect the Committee’s evaluation of the executive’s individual performance, or

•	to reflect any other events, circumstances or factors that the Committee believes to be appropriate in determining the amount of the bonus to be paid to that executive for the year.

      The Committee may also, in its discretion, increase the amount of the bonus otherwise payable to any executive who is not a Named Executive Officer to reflect the Committee’s evaluation of the executive’s individual performance, or to reflect such other circumstances or factors as the Committee believes to be appropriate in determining the amount of the bonus to be paid to that executive for the year. The Committee does not, however, have discretion to increase the amount of the bonus payable to any Named Executive Officer above the amount of bonus determined in accordance with the Plan formula described above.

      The business segment component of a bonus is designed to tie an officer’s compensation in part to the performance of the business segment for which such officer is responsible. For fiscal 2002, the maximum business segment bonus was equal to 42% of base salary for U.S.-based executive officers and 21% of base salary for overseas-based executive officers. Subject to these maximums, the Chief Executive Officer has discretion to determine the amount of the business segment component of the incentive bonus for each executive officer having responsibility for a particular business segment. In the exercise of that discretion, Mr. Krasnoff establishes annually, for each business segment, the dollar amount of profit below which no business segment bonus is earned (the bonus threshold) and the dollar amount of profit at which the maximum business segment bonus is earned. These dollar amounts are fixed in light of the results of operations of the business segment during the preceding fiscal year and the profit projections of that business segment for the current year. If the profits achieved exceed the bonus threshold but are less than the amount at which the officer becomes entitled to a maximum bonus, the bonus amount is determined pro rata, on a sliding scale, in the same manner as the R.O.E. Bonus Plan component as described above.

      With respect to the four U.S.-based executive officers (including Mr. Wortham) whose fiscal 2002 bonuses were based in part on a business segment component, the maximum bonus based on Return On Equity was 28% of base salary and the maximum bonus based on business segment performance was 42% of base salary, so that the aggregate maximum bonus of these officers was 70% of base salary. The employment arrangements for fiscal 2002 with the Company’s five executive officers based outside the U.S. provided for aggregate maximum bonuses ranging from 15% to 40% of base salary. In the case of four of these overseas-based officers, the bonus included a business segment component, the maximum amount of which was 21% of base salary.

      The Company’s bonus policy for fiscal 2002 was structured so that (i) a bonus based on Return On Equity at the midpoint between the Minimum and the Maximum R.O.E. Targets would result in total cash compensation (base salary plus annual bonus) at the marketplace median, and (ii) a bonus award based on the Maximum R.O.E. Target would result in total cash compensation which approximated the market 75th percentile.

      If a “change in control” of the Company, as defined in the Bonus Plan, occurs, the amount of the bonus payable to any executive for the fiscal year in which the change in control occurs, and in subsequent fiscal years of the term of employment under his employment agreement, will be at least equal to the Target Bonus Percentage of the executive’s base salary for such year, appropriately prorated for any partial fiscal year. However, a change in control will not occur, and no rights arising pursuant to the Bonus Plan upon a change in control will exist, to the extent that the Board of Directors of the Company so determines by resolution adopted prior to the change in control. Any such resolution may be rescinded or countermanded by the Board at any time, in which event the change in control will be deemed to have occurred.

      The Bonus Plan will remain in effect indefinitely unless suspended or terminated by the Board of Directors. However, in order for bonuses under the Plan to continue to qualify as exempt compensation under Internal Revenue Code Section 162(m) for fiscal years after fiscal 2006, the Plan must be resubmitted to shareholders for approval at that time.

      In July 2001 the Compensation Committee fixed a Minimum R.O.E. Target for fiscal 2002 of 12.5% and a Maximum R.O.E. Target of 17.5%. Because Return on Equity for fiscal 2002 was 12.3% — less than the Minimum R.O.E. Target of 12.5% — no bonuses were payable to any executive officers for fiscal 2002 under the Bonus Plan. However, the Compensation Committee, at a meeting held in July 2002, concluded that this was largely the result of factors that management could neither anticipate nor control, such as adverse worldwide conditions in several industries which are among the Company’s primary customers, particularly microelectronics, general industrial and commercial aerospace. The Committee also noted (a) that the Company has historically made smaller supplementary cash bonus payments for fiscal years when the failure to pay any meaningful formula bonus was occasioned by exceptional circumstances or could be expected to adversely affect employee morale, (b) that fiscal 2002 was an extremely complex and active year for the Company, especially by reason of its acquisition of the Filtration and Separations Group from USFilter Corporation, and (c) that it could be anticipated that the Company would fare well in fiscal year 2002 in comparison with its competitors. Accordingly, the Committee decided that in the event that no bonus became payable for fiscal 2002 under the R.O.E. formula in the Bonus Plan, as turned out to be the case, it would award executive officers whose bonus was based on the R.O.E. formula a one-time supplementary payment equal to 25% of their respective maximum bonuses payable under their employment agreements, i.e., 25% of 100% of the Chief Executive Officer’s base salary, 25% of 75% of the President’s base salary, and 25% of 70% of the base salaries of the other executive officers (but with appropriate adjustment in the case of those executive officers who are entitled to receive “business segment” bonuses). These one-time supplementary payments for the five Named Executive Officers are shown as the fiscal 2002 bonus payments in the Summary Compensation Table above.

Stock-Based Compensation

      The stock option plans of the Company and the Management Stock Purchase Plan (the “Management Plan”) are intended to complement the incentive bonus and were the means of providing long-term or stock-

based incentive compensation to the Company’s executive officers in fiscal 2002. Stock-based compensation provides executive officers with opportunities for capital accumulation, promotes long-term executive retention and, by fostering in executive officers a proprietary interest in the Company, aligns their interests with those of the Company’s shareholders.

Stock Options

      The Compensation Committee may, in its discretion, grant options to purchase shares of Common Stock of the Company to any officer or other employee who, in the judgment of the Committee, is in a position to contribute significantly to the Company’s success. Grants are made at an option price of 100% of the fair market value of the Common Stock on the date of grant. Options granted on and after March 19, 2001 have ten-year terms and four-year vesting schedules, and all other outstanding options have five-year terms and four-year vesting schedules. The Compensation Committee intends in general to grant ten-year options in the future.

      The Compensation Committee determines the number of shares to be covered by options granted to executive officers at each level, e.g., chief executive officer, president, executive vice president, group vice president, etc. It has been the Company’s long-standing policy, on the recommendation of Watson Wyatt, to make across-the-board option grants every other year, with grants during the intervening years only for promotions and new hires. Accordingly, the Company made no option grants to its executive officers in fiscal 2002 except a grant of an option to purchase 15,000 shares made to one executive officer in connection with his promotion to executive vice president. Option grants to the Named Executive Officers in fiscal 2001 are shown in the Summary Compensation Table above. Grants to other executive officers in fiscal 2001 were in the amounts of 35,000 shares to each of nine Group Vice Presidents and Senior Vice Presidents, 25,000 shares to each of six Senior Vice Presidents, and 15,000 shares to one Group Vice President scheduled to retire at the end of the fiscal year. All of these grants were within the range of option grants recommended by Watson Wyatt and were designed to (1) provide options having a grant value as a multiple of base salary that would approximate the market median for option grants to executive officers in equivalent positions, and (2) provide “total direct compensation” in fiscal 2001 (base salary plus bonus plus the two-year average of the present value of option grants) which would approximate the market 75th percentile in the event that median incentive bonuses became payable. Total direct compensation is the sum of base salary, short-term incentive compensation and the present value of long-term incentive compensation.

      In view of the Company’s policy of granting options every other year, the significance of option grants is better understood by taking an average over a period of years. During the five-year period from the beginning of fiscal 1998 to the end of fiscal 2002, the average per annum option grants to all executive officers as a group were for 439,600 shares, representing about one-third of one percent (.36%) of the shares of Common Stock outstanding at the end of fiscal 2002.

The Management Stock Purchase Plan

      The purpose of the Management Plan is to encourage key employees of the Company and its subsidiaries to increase their ownership of the Company’s Common Stock. To achieve this purpose, the Management Plan

•	provides key employees with a number of ways to allocate portions of their cash compensation to purchase restricted stock units, each representing the right to receive one share of Common Stock after vesting, and

•	issues additional units to key employees to partially match all units they purchase (“matching units”) and based on the dollar amount of dividends paid on the Common Stock during the vesting period (“dividend equivalent units”).

      Plan participants who are U.S. taxpayers do not realize income for federal income tax purposes when restricted stock units are credited to their Plan accounts. Instead, a participant realizes taxable income only when his or her units vest (generally after three years under the Management Plan) and shares of Common Stock are issued to the participant in settlement of his or her vested units. The amount of taxable income is based on the market value of such shares of Common Stock when they are issued to the participant. The Management Plan also allows participants to defer their receipt of shares of Common Stock when their units vest and thereby further defer their realization of income for federal income tax purposes.

      The Compensation Committee believes that the following substantial benefits accrue to the Company from the Management Plan:

•	The Management Plan encourages management personnel to elect to receive all or part of their annual bonuses in the form of restricted stock units, and to acquire additional units through either pre-tax payroll deductions from base salary (up to 50% of base salary) or after-tax lump sum payments. In this way, senior management invests in the future performance of the Company and their interests in the Company are aligned more closely with the proprietary interests of its shareholders.

•	The Management Plan assists senior management in reaching their target ownership levels set in the Company’s Common Stock ownership guidelines (see Common Stock Ownership Guidelines below).

•	Since the value of the units represented by the Company’s grants of matching units and dividend equivalent units, and the benefits of any appreciation during the vesting period in the Common Stock underlying the units, will generally not be assured to the participant unless he or she is still a Company employee on the date three years from the date of issuance of the units (four years with respect to units credited after July 31, 2003), the Management Plan encourages talented management personnel to remain in the employ of the Company or one of its subsidiaries.

      Information concerning restricted stock units issued under the Management Plan to the Named Executive officers is included in the Summary Compensation Table above.

Common Stock Ownership Guidelines

      The Compensation Committee has established Common Stock ownership guidelines for the Company’s managers and other key employees. As the guidelines were amended by the Committee in September 2002 to increase ownership levels, the target ownership level is 375% of base salary for the Chairman and Chief Executive officer, 275% of base salary for the President and 200% of base salary for the other Named Executive officers. Target ownership levels of Common Stock for other managers and key employees have been established based on annual base salary ranges. The Compensation Committee has set July 31, 2006 as the date for participants who joined the Management Plan at its inception in 1999 to reach 100% of their increased target ownership levels. Those who joined the Management Plan after its inception will have six years from the date of their becoming participants to reach 100% of their increased target ownership levels.

Supplementary Profit-Sharing and Pension Plans

      In addition to providing tax-qualified profit-sharing and pension plans for its employees including executive officers, the Company also maintains non-tax-qualified supplementary plans and arrangements for executive officers. The Supplementary Profit-Sharing Plan provides an annual benefit to U.S.-based executives with respect to annual cash compensation in excess of the maximum compensation that, under the Internal Revenue Code, can be taken into account for the Company’s tax-qualified Profit-Sharing Plan. An executive officer’s annual benefit under the Supplementary Profit-Sharing Plan is the product of (1) such excess annual compensation and (2) the ratio, for the year, of the Company’s aggregate contributions under the Profit- Sharing Plan to the aggregate compensation (as limited by the Internal Revenue Code) of all qualified Profit-Sharing Plan participants. Also, the Supplementary Profit-Sharing Plan credits each participant with earnings on his or her account balance based on the investment of an amount equal to the account balance in the Fidelity Asset Manager Fund. The purpose of the Supplementary Profit-Sharing Plan is to provide to executive officers affected by the limitations under the tax-qualified Profit-Sharing Plan a capital accumulation, on a percentage of compensation basis, equal to that provided to other employees of the Company. The Company’s annual contributions to the Profit-Sharing Plan and the Supplementary Profit-Sharing Plan for the benefit of the Named Executive Officers are included in the column “All Other Compensation” in the Summary Compensation Table above.

      The supplementary pension plan arrangements for executive officers are described above under the caption Pension Plans. The purpose of these supplementary arrangements is to assure executives a specified level of retirement benefit over and above what would be payable under the Company’s tax-qualified pension plan.

Discussion of Fiscal 2002 Compensation of the Chief Executive Officer

      Mr. Krasnoff’s base salary for fiscal 2002 was $679,778, reflecting an increase of approximately 4% over his base salary for fiscal 2001 and approximately 6% less than the market median base salary as of August 2002 for chief executive officers of comparable companies as determined by Watson Wyatt. Mr. Krasnoff had received salary increases of 10% in fiscal 2001 and 4% in fiscal 2000. As in prior years, based on Watson Wyatt’s recommendation, Mr. Krasnoff’s maximum annual incentive bonus for fiscal 2002 was 100% of base salary. However, by reason of fiscal 2002 return on equity of less than 12.5% (computed as described above under Annual Incentive Bonuses), Mr. Krasnoff received no bonus under the Bonus Plan but, along with those other Company employees who had incentive bonus compensation arrangements, received a special one-time supplementary payment of 25% of his fiscal 2002 maximum bonus; the amount of this special payment was $169,945. He also received an aggregate of $33,340 of dividend equivalent restricted stock units with respect to units he owned under the Management Plan.

      The factors and criteria upon which Mr. Krasnoff’s compensation was based, including the relationship of the Company’s performance to his compensation for fiscal 2002, are set forth in the preceding sections of this Report and are applicable to the total compensation package of Mr. Krasnoff as well as other executive officers.

Policy Regarding $1,000,000 Limit on Deductible Compensation

      The Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid by public companies to their senior officers. Under Section 162(m) of the Code, the Company is not permitted to deduct compensation of a Named Executive Officer (the Chief Executive officer and the four other most highly paid executive officers) in excess of $1,000,000 for any fiscal year except to the extent that the compensation in excess of that amount meets the statutory definition of “performance-based compensation.”

      In light of Section 162(m), the Company’s stock option plans adopted since the enactment of that provision of the Code have been structured so that gains on options granted thereunder meet the statutory definition of “performance-based compensation”; therefore, stock option gains are not included in compensation subject to the $1,000,000 limit on deductibility. In part as a result of this measure taken to avoid any loss of deductibility, from the enactment of Section 162(m) in 1993 through fiscal 2000 the Company did not lose any tax deductions by reason of the $1,000,000 limit on deductible executive compensation imposed by that Code section.

      For fiscal 2001, however, a portion of Mr. Krasnoff’s compensation, as determined for purposes of Section 162(m), exceeded the deductibility threshold of that Code provision; the resulting tax cost to the Company was approximately $82,000. To avoid such a result in future, in fiscal 2001 the Board of Directors, acting by its Compensation Committee, adopted, and the Company’s shareholders subsequently approved, the Executive Incentive Bonus Plan (described above under Annual Incentive Bonuses). The purpose of that Plan was to qualify the entire amounts of incentive bonuses of Named Executive Officers, beginning with fiscal 2002, as “performance-based compensation” exempt from the tax deductibility limitation of Section 162(m). As noted above, no bonuses were payable under the Bonus Plan for fiscal 2002. The one-time discretionary supplementary payment for fiscal 2002 did not qualify as “performance-based compensation” but did not result in any Named Executive Officer receiving more than $1,000,000 of compensation for fiscal 2002, as determined for purposes of Section 162(m).

      The Committee intends to continue to pursue a strategy of maximizing the deductibility of the compensation paid to the Company’s executive officers. However, the Committee retains the flexibility to provide compensation to any executive officer in an amount that may exceed the limit for tax deductibility under Code Section 162(m) whenever the Committee believes that payment of such compensation furthers the goals of the Company’s executive compensation program, or is otherwise in the best interests of the Company and its shareholders.

Summary

      The Compensation Committee believes that the total compensation for fiscal 2002 of Mr. Krasnoff and the other executive officers of the Company was fair both to them and to the Company and its shareholders. The Committee bases this conclusion on the following factors:

1. target cash compensation levels approximate the marketplace median and rise above that level only when Company performance warrants;

2. the grant of stock options and restricted stock units has been judicious; and

3. the compensation program has enabled the Company to retain and attract top executive talent.

Respectfully submitted,

Abraham Appel
Daniel J. Carroll, Jr.
Ulric Haynes, Jr.
Edwin W. Martin, Jr.

Performance Graph

      The following graph compares the annual change in the cumulative total return on the Company’s Common Stock during the Company’s last five fiscal years with the annual change in the cumulative total return of the Standard & Poor’s Composite-500 Index and the Standard & Poor’s Manufacturing-Diversified Industries Index (which includes the Company). The graph assumes an investment of $100 on July 31, 1997 (the Company’s 1997 fiscal year ended on August 2, 1997) and that all dividends have been reinvested.

	31-Jul-97	31-Jul-98	31-Jul-99	31-Jul-00	31-Jul-01	31-Jul-02

Pall Corp.	$100	$92	$89	$90	$107	$81
S&P 500	$100	$119	$143	$156	$134	$102
S&P Industrial Machinery	$100	$89	$118	$96	$105	$106

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth information as of October 4, 2002 (the record date for the meeting) with respect to beneficial ownership of Common Stock by (a) each shareholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each Named Executive Officer included in the Summary Compensation Table above, and (d) all directors and executive officers of the Company as a group. The percentages in the last column are based on the number of shares outstanding on the record date. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of shares not owned directly by the named director or executive officer does not constitute an admission that such shares are beneficially owned by the director or officer for any other purpose.

	Shares of
	Common Stock
	Beneficially		Percent
Name of Beneficial Owner	Owned*		of Class**

T. Rowe Price Associates, Inc	8,985,680	(a)	7.3
100 East Pratt Street Baltimore, Maryland 21202
Wellington Management Company, LLP	12,366,200	(b)	10.1
75 State Street Boston, Massachusetts 02109
John Adamovich, Jr.	29,723	(c)
Abraham Appel	2,768,689	(d)	2.2
Daniel J. Carroll, Jr	25,000
Andrew Denver	-0-
John H.F. Haskell, Jr	26,000
Ulric Haynes, Jr	10,000
Jeremy Hayward-Surry	188,004	(e)	.1
Eric Krasnoff	439,850	(f)	.3
Edwin W. Martin, Jr	14,830
Katharine L. Plourde	11,000
Heywood Shelley	20,000	(e)
Edward L. Snyder	-0-	(g)
Donald Stevens	91,242
Edward Travaglianti	-0-
James D. Watson	66,967
Samuel T. Wortham	81,268
24 directors and executive officers of the Company as a group	4,160,148		3.3

*	Includes shares covered by stock options currently exercisable or becoming exercisable within 60 days of October 4, 2002 as follows: Mr. Adamovich — 22,500 shares; Mr. Appel — 10,000 shares; Mr. Carroll — 20,000 shares; Mr. Haskell — 20,000 shares; Mr. Haynes — 10,000 shares; Mr. Hayward-Surry — 150,000 shares; Mr. Krasnoff — 360,000 shares; Dr. Martin — 10,000 shares; Ms. Plourde — 10,000 shares; Mr. Shelley — 10,000 shares; Mr. Stevens — 68,750 shares; Dr. Watson — 16,667 shares; Mr. Wortham — 65,000 shares; and the 24 current directors and executive officers of the Company as a group — 1,082,267 shares.

**	Percentage is shown only for shareholders owning at least one-tenth of one percent of the class.

(a)	The information as to the beneficial ownership of Common Stock by T. Rowe Price Associates, Inc. was obtained from its Schedule 13F Holdings Report for the calendar quarter ended June 30, 2002, filed with the Securities and Exchange Commission. Such report discloses that at June 30, 2002, T. Rowe Price Associates, Inc. had sole “investment discretion” (as defined in the Securities Exchange Act of 1934) with respect to 8,985,680 shares of Common Stock and sole voting authority with respect to 1,787,413 shares of Common Stock.

(b)	The information as to the beneficial ownership of Common Stock by Wellington Management Company, LLP was obtained from Amendment No. 3, dated August 9, 2002, to its Statement on Schedule 13G filed with the Securities and Exchange Commission with respect to its beneficial ownership of Common Stock. Such report discloses that at July 31, 2002, Wellington Management Company, LLP shared with Wellington Trust Company, NA voting power with respect to 5,920,900 shares of Common Stock and dispositive power with respect to 12,366,200 shares of Common Stock.

(c)	Includes 1,000 shares owned by Mr. Adamovich’s wife and as to which Mr. Adamovich disclaims voting or dispositive power.

(d)	Includes 2,758,689 shares owned by Maharba Inc., a Canadian family investment corporation controlled by Mr. Appel. Accordingly, Mr. Appel has sole voting and dispositive power with respect to these shares.

(e)	Does not include 16,000 shares beneficially owned by a trust of which Messrs. Hayward-Surry and Shelley are two of the three trustees. The trustees have sole voting power but no dispositive power with respect to these shares.

(f)	Includes 23,598 shares owned by four trusts established for the benefit of Mr. Krasnoff’s children. Mr. Krasnoff is trustee of these trusts and as such has sole voting and dispositive power with respect to the shares owned by the trusts. Also includes 1,436 shares owned by Mr. Krasnoff’s wife and as to which Mr. Krasnoff disclaims voting or dispositive power.

(g)	Prior to his initial election as a director, Dr. Snyder advised the Board of Directors that, because of restrictions on stock ownership related to his clinical research activities, he had determined that he would not own any stock in the Company. Consistent with that decision, Dr. Snyder has elected not to receive any options to which he would otherwise become entitled under the Company’s stock option plans for non-employee directors.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) and the rules thereunder of the Securities and Exchange Commission require the Company’s directors and officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and officers during the fiscal year ended August 3, 2002 were filed on time, except that the following reports were filed late: (1) one report for a gift of Common Stock by John D. Miller, Senior Vice President; (2) one report for a gift of Common Stock by Donald Stevens, Executive Vice President; (3) an amended initial report of beneficial ownership of Common Stock by Reed Sarver, Senior Vice President, to report his holdings of restricted stock units under the Management Plan; and (4) an initial report of beneficial ownership of Common Stock by Marcus Wilson, Executive Vice President.

INFORMATION CONCERNING INDEPENDENT AUDITORS

      KPMG LLP acted as the Company’s independent auditors for the fiscal year ended August 3, 2002 and has been selected to act in that capacity in fiscal 2003. It is anticipated that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and will have an opportunity, if they desire, to make a statement.

Disclosure About Fees

     Audit Fees

      The aggregate fees, including out-of-pocket expenses, billed by KPMG LLP for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements for the fiscal year ended August 3, 2002, and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year, were $2,169,000.

     Financial Information Systems Design and Implementation Fees

      The aggregate fees, including out-of-pocket expenses, billed by KPMG LLP for the fiscal year ended August 3, 2002 for professional services rendered for information technology services relating to financial information systems design and implementation were $94,000.

     All Other Fees

      The aggregate fees billed by KPMG LLP for audit-related and other non-audit services rendered to the Company for the fiscal year ended August 3, 2002, other than the services described above under Audit Fees and under Financial Information Systems Design and Implementation Fees, were $1,453,000, of which $493,000 was for audit-related services primarily relating to the acquisition of FSG, filings with the Securities and Exchange Commission and audits of employee benefit plans, and $960,000 was for non-audit services consisting primarily of tax compliance and consultations.

ANNUAL REPORTS

      Copies of the Company’s annual reports for the fiscal year ended August 3, 2002 are being furnished with this proxy statement to shareholders of record at the record date for the meeting, as follows: (1) the 2002 Annual Report to shareholders and (2) the Annual Report on Form 10-K, including the consolidated financial statements and footnotes, a financial schedule and a list of exhibits, as filed with the Securities and Exchange Commission. Copies of exhibits to the Form 10-K will be furnished upon written request to Diane Foster, Director of Investor Relations, Pall Corporation, 25 Harbor Park Drive, Port Washington, NY 11050-4630, fax 516-484-3649. The Company reserves the right to charge a reasonable fee for exhibits. Both of these annual reports are available on the Company’s web site, www.pall.com.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      In order to be considered for inclusion in the Company’s proxy statement and proxy card for the 2003 annual meeting of shareholders, any shareholder proposal must be received by the Corporate Secretary of the Company prior to June 27, 2003. In addition, the proxy card issued with the Company’s proxy statement for the 2003 annual meeting will confer discretionary authority to vote for or against any proposal made by a shareholder at the annual meeting and which is not included in the Company’s proxy statement. However, under the rules of the Securities and Exchange Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to September 10, 2003 and certain other conditions provided for in the Commission’s rules have been satisfied.

October 25, 2002

DETACH HERE

PALL CORPORATION

Annual Meeting of Shareholders — November 20, 2002

The undersigned hereby appoints ERIC KRASNOFF, JEREMY HAYWARD-SURRY and HEYWOOD SHELLEY, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the Common Stock of Pall Corporation (the “Company”) which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the annual meeting of shareholders of the Company to be held on Wednesday, November 20, 2002, at 11:00 a.m., and at any adjournment thereof, on the matters indicated on the reverse side hereof.

This proxy is solicited by the Board of Directors of the Company and, when properly executed, will be voted in accordance with the instructions specified on the reverse side. If your proxy is properly signed and delivered but specifies no instructions, it will be voted FOR the election of all nominees for director named on the reverse side hereof (or for a substitute nominee if any of those named should become unavailable). On any other business which may properly come before the meeting, this proxy will be voted in accordance with the judgment of the persons named above as proxies.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

NOTE: Please sign on the reverse side exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PALL CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone

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Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Statement and this Proxy Card.

2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3.	Enter your Voter Control Number located on this Proxy Card above your name.

4.	Follow the recorded instructions.

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Follow these four easy steps:

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DETACH HERE

☒	Please mark votes as in this example.

PALL CORPORATION

1.	Election of Directors.

Nominees: (01) Abraham Appel, (02) Ulric Haynes, Jr., (03) Jeremy Hayward-Surry, and (04) Edwin W. Martin, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as noted on this line

2.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD.	☐

The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said meeting or any adjournment thereof.

Signature:______________________________ Date:_______________ Signature:______________________________ Date:_______________